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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this registration statement on Form S-8, with respect to the registration of shares sold pursuant to the Key Employee Stock Purchase Program of International Remote Imaging Systems, Inc. ("IRIS") of our report dated March 21, 1997 (except as to Note 8 and Note 14, for which the dates are April 10, 1997 and April 6, 1997, respectively) on our audits of the consolidated financial statements and financial statement schedule of IRIS as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report appears in the Annual Report on Form 10-K of IRIS for the fiscal year ended December 31, 1996.




COOPERS & LYBRAND L.L.P.


/s/ Coopers & Lybrand L.L.P.



Los Angeles, California
July 10, 1997



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